Sub-Item 77K:

Changes in registrant’s certifying accountant

On November 22, 2004, PricewaterhouseCoopers LLP declined to stand for re-election as the independent registered public accounting firm for StockCar Stocks Index Fund.  The reports of PricewaterhouseCoopers LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.  During the two most recent fiscal years and through November 22, 2004, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

The Registrant has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, dated xx/xx/xx, is filed as Exhibit 77-K to this Form N-SAR.

On March 3, 2005, the Fund by action of its Board of Trustees, upon approval of the Fund’s shareholders, approved the engagement of Briggs, Bunting & Dougherty, LLP., Inc. as the independent auditors to audit the Fund’s financial statements for the fiscal year ending September 30, 2005.  During the fiscal years ended September 30, 1999 to September 30, 2004 the Registrant has not consulted with Briggs, Bunting & Dougherty, LLP., Inc. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant or oral advice was provided that Briggs, Bunting & Dougherty, LLP, Inc. concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue;  or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions to Item 304 of Regulation S-K,  or a reportable event as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Funds have provided PriceWaterhouseCoopers LLP with a copy of these disclosures and has requested PriceWaterhouseCoopers LLP to furnish the Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, stating the respects in which it does not agree.